UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2023

GUESS?, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-11893	95-3679695
(Commission File Number)	(IRS Employer Identification No.)

Strada Regina 44, Bioggio, Switzerland CH-6934
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: +41 91 809 5000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.01 per share	GES	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 29, 2023, Maurice Marciano retired as a member of the board of directors (the “Board”) of Guess?, Inc. (the “Company”), in order to focus on his health and family and in light of the Stipulation described in Item 7.01 below. Mr. Marciano’s retirement from the Board was not the result of any disagreement with the Company on any matter relating to its operations, polices or practices.

Item 7.01. Regulation FD Disclosure.
On September 29, 2023, the Company issued a press release announcing Mr. Marciano’s retirement as a member of the Board. A copy of the press release is furnished as Exhibit 99.1 hereto.

The Company and all defendants in the Company’s previously-disclosed stockholder derivative lawsuit brought by the Employees Retirement System of Rhode Island (“ERSRI”) have entered into a Stipulation and Agreement of Compromise, Settlement, and Release (the “Stipulation”). If approved by the Court of Chancery of the State of Delaware, the Stipulation would resolve all claims asserted against all defendants in the ERSRI action without any admission or finding of wrongdoing attributed to them personally or to the Company. Under the terms of the Stipulation, the Company will implement certain governance and compliance enhancements. These enhancements include the establishment of a Diversity, Equity, and Inclusion Council (the “DEI Council”), which will be comprised of one independent director and two consultants, including one consultant to be selected by ERSRI. The DEI Council will report directly to the Board and be responsible for overseeing the development and implementation of the Company’s policies and procedures related to harassment, discrimination and retaliation, including, in certain circumstances, having the authority to conduct investigations and to recommend disciplinary action, up to and including termination, of senior executives or Board members found to have engaged in misconduct. The DEI Council will also be responsible for overseeing a commitment to be added to the Company’s Governance Guidelines regarding the Company’s measures to prevent and respond to sexual harassment and discrimination. Pursuant to the Stipulation, the Company will appoint two new independent directors to the Board, including one to be selected by ERSRI and mutually agreed to by the Company. The Stipulation also includes certain agreements by Mr. Paul Marciano relating to meetings or activities with current or prospective Company models. In addition to the governance enhancements, pursuant to the Stipulation, (a) the defendants in the ERSRI action will cause the Company to receive (i) a payment of $22 million upon Court approval of the settlement pursuant to the terms of the Stipulation, and (ii) the right to receive an additional payment of $8 million contingent on the recovery from the insurers currently being sought by the Company and the insureds in pending litigation against the insurers, and (b) the Company will be responsible to pay an attorney’s fee award to ERSRI’s counsel in an amount to be determined by the Court and that will be disclosed to stockholders in a notice to be distributed in connection with the settlement approval process. Consistent with its historical practice, the Company intends to exclude any settlement amounts and related professional fees from its non-GAAP adjusted operating results.

The Stipulation was filed with the Court of Chancery of the State of Delaware on September 29, 2023. In connection with its approval of the Stipulation, the Board also approved resolutions to terminate the existence of the Demand Review Committee, which was formed to investigate and make recommendations to the Board with respect to a stockholder demand, to become effective upon the filing of a motion seeking Court approval of the Stipulation.

The Company believes this settlement is a positive step forward for both the Company and its stakeholders. In addition to the governance and compliance enhancements that are expected to further strengthen the strong governance practices the Company already has in place, the settlement will also enable management and the Board to fully focus on strategic execution and creating value for shareholders. In particular, the Board looks forward to the additional perspective to be provided by two new independent directors and the new DEI Council.

The information in this Item 7.01 of Form 8-K is being furnished hereby and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of Guess?, Inc. dated September 29, 2023.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Guess?, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	September 29, 2023	GUESS?, INC.

		By:	/s/ Carlos Alberini
Carlos Alberini Chief Executive Officer

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